EXHIBIT 10

MATERIAL CONTRACTS

Exhibit 10 is:

(1) Amended and Restated Employment Agreement between James S. Marlen and the Company.

(2) Change of Control Agreement between Javier Solis and the Company.

(3) Change of Control Agreement between Gary Wagner and the Company.

(4) Change of Control Agreement between James R. McLaughlin and the Company.

(5) 2001 Stock Incentive Plan.

(6) 2004 Stock Incentive Plan

(7) Key Executive Long-Term Cash Incentive Plan

Exhibit 10, Item (1) is incorporated by reference to Annual Report on Form 10-K filed with the Commission for Registrant’s fiscal year ended November 30, 2003

Exhibit 10, Items (2) and (3) are incorporated by reference to Annual Report on Form 10-K filed with the Commission for Registrant’s fiscal year ended November 30, 1998.

Exhibit 10, Item (4) is incorporated by reference to Annual Report on Form 10-K filed with the Commission for Registrant’s fiscal year ended November 30, 2000.

Exhibit 10, Item (5) is incorporated by reference to Registration Statement No. 333-61816 on Form S-8 filed with the Commission on May 29, 2001.

Exhibit 10, Item (6) is incorporated by reference to Registration Statement No. 333-114534 on Form S-8 filed with the Commission on April 16, 2004.

KEY EXECUTIVE LONG-TERM CASH INCENTIVE PLAN

GENERAL PLAN DESCRIPTION

1.  NAME.  The plan hereby created is known as the Ameron Key Executive Long-Term Cash Incentive Plan (the “Plan”).

2.  PURPOSE.  The Plan is intended to reward selected senior-level executives who make important contributions to the long-term financial and strategic performance of Ameron International Corporation (the “Company”) and its operations. Specifically, the Plan is designed to:

(1) Focus selected senior executives on achieving specific long-term financial and strategic objectives;

(2) Provide significant award potential for achieving above average performance; and

(3) Enhance the ability of the Company to attract and retain highly talented executives.

3.  PLAN ADMINISTRATION.  The Plan shall be administered by the Compensation & Stock Option Committee of the Company’s Board of Directors (the “Committee”). Subject to the provisions of the Plan, the Committee shall have the authority to make all determinations necessary or advisable for the ongoing administration of the Plan and to correct or supply any omission or to reconcile any inconsistency in the Plan in the manner and to the extent that the Committee, in its sole discretion, deems desirable to carry the Plan into effect. The Committee’s authority shall include but shall not be limited to:

(1) The selection of Participants;

(2) The establishment of Target Awards;

(3) The establishment of Performance Cycles and Performance Objectives;

(4) The treatment of unanticipated events materially affecting the administration of the Plan.

4.  DEFINITIONS.  The following definitions shall apply to the Plan.

4.1  “AWARD” means the cash compensation earned under the terms of this Plan in any one Performance Cycle.

4.2  “BOARD” means the Board of Directors of the Company.

4.3  “CHANGE OF CONTROL” shall mean any or all of the following:

(1) The dissolution or liquidation of the Company;

(2) A reorganization, merger or consolidation of the Company with one or more corporations where the Company is not the surviving corporation;

(3) Approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company;

(4) Approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving corporation immediately after such merger or consolidation;

(5) A change of twenty-five percent (25%) (rounded to the next whole person) in the membership of the Board within a twelve-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of eighty-five percent (85%) (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twelve-month period.

4.4  “CODE” refers to the Internal Revenue Code of 1986, as amended, or any successor legislation.

4.5  “DISABILITY” means a physical or mental condition that permanently prevents the Participant from performing his or her normal duties of employment. In the event that a Participant is covered by a Company-sponsored long-term disability program and the Participant is determined to qualify for disability benefits under that program, then the Participant shall be presumed to qualify as permanently disabled for purposes of the Plan. In the event that the participant is not covered by a Company-sponsored long-term disability program, then the Participant shall be presumed to be permanently disabled for purposes of the Plan if the Committee so determines upon review of one or more medical opinions acceptable to the Committee.

4.6  “EARLY RETIREMENT” means a voluntary Termination of Service between the ages of fifty-five (55) and sixty-five (65) provided that the Participant has at least ten (10) years of Service (not necessarily continuous) with the Company as of the date of Termination of Service.

4.7  “NORMAL RETIREMENT” means Termination of Service at or after reaching sixty-five (65) provided that the Participant has at least five (5) years of Service with the Company (not necessarily continuous) as of the date of Termination of Service.

4.8  “PARTICIPANT” means those executive officers, other key employees and consultants who have been recommended by the Company’s Chief Executive Officer and approved by the Committee for participation in the Plan.

4.9  “PARTICIPATION AGREEMENT” means the agreement between the Company and the Participant that describes the Performance Measures, Performance Objectives and their relationship to Awards for that Participant.

4.10  “PERFORMANCE CYCLE” means the period of time over which Company performance is measured for determining whether and to what extent an Award is earned under the Plan.

4.11  “PERFORMANCE MEASURES” means the specific performance measures described in Paragraph 8 hereinbelow.

4.12  “PERFORMANCE OBJECTIVES” means the specific performance goals for the Performance Measures established by the Committee for a Performance Cycle against which actual performance is assessed under this Plan.

4.13  “SALARY” means a Participant’s ending regular base salary, before any deductions and exclusive of any bonuses, long-term incentives, payments under employee benefit programs and other non-regular forms of compensation, whether deferred or received by the Participant, in the last year of the Performance Cycle.

4.14  “SERVICE” means substantially full-time employment or substantially full-time service as a consultant (whether active or on an authorized leave of absence) with the Company.

4.15  “TARGET AWARD” means the cash compensation, expressed as a percentage of the Participant’s Salary, that a Participant is eligible to receive if the Performance Objectives established for a particular Performance Cycle are achieved.

4.16  “TERMINATION OF SERVICE” means a termination of Service from the Company for any reason, whether voluntary or involuntary, including death, Disability, Early Retirement or Normal Retirement.

5.  GENERAL PLAN DESCRIPTION.  The Plan provides an opportunity for Participants to earn a cash payment following the completion of a Performance Cycle based on the Company’s performance relative to Performance Objectives for that Performance Cycle. It is anticipated, but not required, that each Performance Cycle will be three-years in length and that a new Performance Cycle will begin each fiscal year. New Performance Objectives will be established by the Committee for each Performance Cycle.

6.  PLAN PARTICIPATION.  Participation in the Plan shall be limited to executive officers, other key employees and consultants who are recommended by the Company’s Chief Executive Officer and approved by the Committee. Participation in any one Performance Cycle does not guarantee the right to participate in any subsequent Performance Cycle. Notwithstanding the foregoing, the Committee may extend participation or benefits to such Participants as it deems fit in its sole and absolute discretion.

7.  AWARD DETERMINATION PROCESS.  For each Performance Cycle, the Committee shall assign each Participant a Target Award based on the Participant’s level of responsibility, ability to influence long-term Company performance, and competitive pay considerations. In addition, the Committee shall establish Performance Objectives for the Performance Cycle as well as the relationship between Awards and different levels of achievement relative to the Performance Objectives. A Participant’s Target Award and the relationship between the Participant’s Award and different levels of achievement shall be described in a Participation Agreement entered into between the Company and the Participant for each Performance Cycle.

The Committee will normally not adjust a participant’s Target Award during a Performance Cycle, but it reserves the right to do so in special circumstances as it deems fit, such as for example, due to the demotion of a Participant, provided that no such adjustments shall be permitted if they are inconsistent with Section 162(m) of the Code. In the event of a decrease in a Participant’s Target Award during a Performance Cycle, calculation of the Participant’s Award for that Performance Cycle will be based on prorating each Target Award according to the number of days each was in effect during the Performance Cycle.

Awards shall be determined by the Committee in accordance with the Participation Agreement no later than ninety (90) days following the end of each Performance Cycle. The Plan shall not provide for discretionary payments outside of Awards determined in accordance with the Plan. However, the Committee reserves the right to downwardly adjust Awards for any Performance Cycle if the Committee deems, in its sole discretion, that Company performance for the Performance Cycle was materially influenced by events not anticipated at the time that the Performance Objectives were established.   The maximum amount of cash compensation payable to any individual for any performance cycle shall not exceed $1 million.

8.  PERFORMANCE MEASUREMENT.  The Committee shall establish the Performance Objectives for each Performance Cycle from among the following measures, or such other measures as the Committee in its sole discretion may select: revenue, net cash flow, net income, operating income, earnings per share, return on sales, return on equity, return on net assets employed, and return on total capital.

9.  PAYMENT OF AWARDS.  Awards shall be paid in cash no later than ninety (90) days following the end of the Performance Cycle, unless the timing of such payment is either: (1) voluntarily deferred by the Participant to a future date in accordance with any voluntary deferral agreement offered by the Company to the Participant, or (2) involuntarily deferred pursuant to Paragraph 10 of the Plan.

10.  INVOLUNTARY DEFERRAL.  If payments of Awards pursuant to this Plan would cause the Company to lose a tax deduction pursuant to Section 162(m) of the Code, the Committee may, at its sole discretion, require a Participant to defer receipt of a portion of the Award that exceeds the limitations set out under Section 162(m) to a future date specified by the Committee. Any such deferred amounts shall be credited annually with interest at a rate determined by the Committee, but not less than the rate generally available from twelve-month Certificates of Deposit issued by a major financial institution.

11.  TERMINATION OF SERVICE.  In the event of a Participant’s Termination of Service for cause (as hereinafter defined), the Participant will not be entitled to receive an Award with respect to the corresponding Performance Cycle. As used hereinabove the term “for cause” means termination of the Participant’s employment by the Company in case of any willful breach of duty by the Participant in the course of employment, or in case of habitual neglect of duty or continued incapacity to perform.

In the event of a Participant’s Termination of Service for any reason other than for cause, death, Disability, Normal Retirement or Early Retirement prior to the end of a Performance Cycle, the Participant will not be entitled to receive an Award with respect to the corresponding Performance Cycle unless the number of full months of the Participant’s Service with the Company during the Performance Cycle, divided by the number of months in the Performance Cycle, exceeds 50%, in which case the Participant will be entitled to a pro-rata portion of an Award for that Performance Cycle. Such pro-rata Award shall be determined by multiplying: (1) the amount of the Award for the Performance Cycle by (2) a ratio equal to the number of full months of the Participant’s Service with the Company during the Performance Cycle, divided by the number of months in the Performance Cycle, and shall be payable at the end of the applicable Performance Cycle in accordance with Paragraph 9 of the Plan.

In the event of the Participant’s Termination of Service due to death, Disability, Normal Retirement or Early Retirement, the following provisions will apply:

11.1  DEATH, DISABILITY OR NORMAL RETIREMENT.  Upon a Participant’s death, determination of Disability, or Normal Retirement prior to the end of a Performance Cycle, the Participant (or, in the case of death, the person or persons to whom the rights to any Award shall pass by reason of the Participant’s death, either by will or by applicable laws of descent and distribution) shall be entitled to receive a pro-rata portion of any Award for that Performance Cycle. Such pro-rata Award shall be determined by multiplying: (1) the amount of the Award for the Performance Cycle by (2) a ratio equal to the number of full months of the Participant’s Service with the Company during the Performance Cycle, divided by the number of months in the Performance Cycle. Awards payable following a Participant’s death, determination of total and permanent Disability, or Normal Retirement shall be made at the end of the applicable Performance Cycle in accordance with Paragraph 9 of the Plan.

11.2  EARLY RETIREMENT.  Upon the Early Retirement of the Participant prior to the end of a Performance Cycle, the Participant shall be entitled to receive a pro-rata portion of any Award for the Performance Cycle in accordance with the terms and conditions of this Plan. Such pro-rata portions shall be determined by multiplying: (1) the amount of the Award for the Performance Cycle by (2) a ratio equal to the number of full months of the Participant’s Service with the Company during the Performance Cycle, divided by twice the number of months in the Performance Cycle. Awards payable following a Participant’s Early Retirement shall be made at the end of the applicable Performance Cycle in accordance with Paragraph 9 of the Plan.

12.  CHANGE OF CONTROL.  Upon a Change of Control of the Company prior to the end of any Performance Cycle, each Participant shall be entitled to receive an Award under the Plan equal to the Participant’s Target Award for the Performance Cycle based on the assumption that the Participant’s Salary immediately prior to a Change of Control would remain constant for the remaining period of the Performance Cycle. Awards payable in accordance with this Paragraph 12 shall be paid in cash no later than thirty (30) days following the effective date of the Change of Control.

13.  NEW PARTICIPANTS.  New Participants may be added to the Plan by the Committee at any time. New Participants added to the Plan during a Performance Cycle shall be eligible to receive a pro-rata Award. Such pro-rata Award shall be determined by multiplying: (1) the amount of the Award for the Performance Cycle by (2) a ratio equal to the number of full months of the Participant’s Service with the Company during the Performance Cycle, divided by the number of months in the Performance Cycle. Unless determined otherwise by the Committee, a new participant must be a Participant in the Plan for at least twelve months during a Performance Cycle to be eligible to receive an Award payment under the Plan.

14.1  TRANSFER RESTRICTIONS.  This Award shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law (including bankruptcy) or otherwise except as provided in Paragraph 11.1 of this Plan or pursuant to a valid qualified domestic relations order. Upon any attempt to transfer, assign, pledge or hypothecate or otherwise dispose of an Award contrary to the provisions of this Plan, the Award and its associated rights and privileges shall become null and void.

14.2  RIGHT OF EMPLOYMENT DENIED.  Nothing contained herein shall confer upon the Participant any right to continue in the Service of the Company or shall interfere in any way with the right of the Company (subject to the terms of any separate employment agreement to the contrary) at any time to terminate the Participant’s Service or to increase or decrease the compensation of the Participant from the rate in existence on the date of this Plan. All Participants are employed as employees-at-will and may be terminated at any time with or without notice, and with or without cause (also subject to the terms of any separate employment agreement to the contrary).

14.3  NO RIGHTS AS A SHAREHOLDER.  Neither the Participant nor any other person legally entitled to receive a potential payment pursuant to this Plan shall be entitled to any of the rights or privileges of a shareholder of the Company solely as a result of such Award.

14.4  UNFUNDED NATURE OF AWARD.  The Company may periodically accrue estimated payouts pursuant to the Plan and charge them as an expense against the income statement of the Company. Accruals for estimated payouts do not oblige the Company to pay out any Award or any portion thereof. Each Participant is an unsecured creditor of the Company as to Awards. Neither the Participant nor any other person shall have as a result of this Plan any interest in any fund nor in any specific asset of the Company. Any reserve or other asset that the Company may establish or acquire to ensure itself of the funds to provide benefits under this Plan shall not serve in any way as security to the Participant or any other person for the Company’s performance under this Plan.

14.5  WITHHOLDING TAX.  The Company shall deduct from any payment due under the Plan any sums required by federal, state or local tax law to be withheld with respect to such payment.

14.6  AMENDMENT OR TERMINATION OF THE PLAN.  This Plan may be amended, suspended or revoked at any time, with or without notice, by the Board. However, unless required by law, no change may be made to the Plan that adversely affects an Award due for a completed Performance Cycle or as a result of a Change of Control. Upon amendment, suspension or revocation of the Plan, the Committee may, at its sole discretion, authorize the proration or early distribution, or a combination thereof, of Awards under the Plan.

14.7  EXTRAORDINARY EVENTS.  If an extraordinary event occurs during any Performance Cycle which significantly alters the basis upon which the relationship between performance and Awards was established, the Committee may, in its sole discretion, make adjustments to the performance measures, weighting of measures, threshold requirements and/or relationship formulas. Events warranting such action may include, but are not limited to, changes in accounting rules or regulations, changes in regulatory rulings affecting the business of the Company, and significant unexpected changes in economic conditions resulting in “windfall” gains or losses.

14.8  VALIDITY.  In the event that any provision of this Plan is held to be invalid, void or unenforceable, the same shall not effect, in any respect whatsoever, the validity of any other provision of the Plan.

14.9  EFFECTIVE DATE.  This Plan is effective as of December 1, 1993, and shall remain in effect until terminated by the Board.

14.10  GOVERNING LAW.  This Plan shall be administered, interpreted and governed under the laws of the State of California.

ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 25, 1994.